Exhibit 99.01

Press Release
www.shire.com

Shire delivers strong first quarter performance and reiterates its expectation of good full year earnings growth.

April 26, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces results for the three months to March 31, 2012.

Financial Highlights	Q1 2012(1)
Product sales	$1,107 million	+24%
Total revenues	$1,172 million	+21%

Non GAAP operating income	$362 million	+18%
US GAAP operating income	$295 million	+11%

Non GAAP diluted earnings per ADS	$1.48	+20%
US GAAP diluted earnings per ADS	$1.24	+12%

Non GAAP cash generation	$310 million	+49%
Non GAAP free cash flow	$248 million	+60%
US GAAP net cash provided by operating activities	$257 million	+27%

(1)	Percentages compare to equivalent 2011 period.

The Non GAAP financial measures included within this release are explained on page 21, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 18 - 20.

Angus Russell, Chief Executive Officer, commented:

“Shire continues to perform strongly with first quarter results in line with our expectations. Product sales increased 24%, Non GAAP operating income was up 18% and Non GAAP diluted earnings per ADS increased 20% to $1.48. Our focus on demonstrating value to the healthcare system through meeting the needs of our patients is continuing to deliver.

In ADHD, our lead treatments VYVANSE and INTUNIV both increased share versus the prior year in a growing US market and we anticipate VYVANSE sales of over $1 billion for the full year.

Following its launch late last year, FIRAZYR has made a very good start in the US and has added further growth to the strong sales performance of our other rare disease treatments ELAPRASE, VPRIV and REPLAGAL.

Our new regenerative medicine product DERMAGRAFT also performed well, contributing to our overall growth in product sales.

Using our strong balance sheet, we’ve recently completed a number of acquisitions to add to the Phase 2 developments in our pipeline, including an exciting hematology asset and a novel cell-based platform for our regenerative medicine business. We’re very pleased with the progress of several other studies across our pipeline, particularly the positive Phase 2 clinical data for VYVANSE in the treatment of binge eating disorder released today.

We’ve made a strong start to the year and reiterate our expectation of good earnings growth in 2012.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

FINANCIAL SUMMARY

First Quarter 2012 Unaudited Results

	Q1 2012			Q1 2011
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	1,172	-	1,172	972	-	972
Operating income	295	67	362	267	39	306

Diluted earnings per ADS	$1.24	$0.24	$1.48	$1.11	$0.12	$1.23

•
Product sales were up 24% to $1,107 million (Q1 2011: $889 million). The growth in product sales was driven particularly by VYVANSE® (up 29% to $260 million), REPLAGAL® (up 28% to $134 million), ELAPRASE® (up 21% to $126 million), VPRIV® (up 22% to $72 million), FIRAZYR® (up 272% to $20 million) and INTUNIV® (up 63% to $69 million). On a constant exchange rate (“CER”) basis, which is a Non GAAP measure, product sales were up 26%.

Q1 2012 also included $49 million of DERMAGRAFT® sales (Q1 2011: $nil). Excluding sales of DERMAGRAFT, which was acquired with Advanced BioHealing Inc. (“ABH”) in Q2 2011, product sales were up 19%.

•	Total revenues were up 21%, to $1,172 million (Q1 2011: $972 million), as the growth in product sales was partially offset, as expected, by a lower level of royalties and other revenues.

•
On a Non GAAP basis, operating income was up 18% to $362 million (Q1 2011: $306 million) as total operating expenses in Q1 2012 increased at a slightly higher rate than total revenues. Research and development (“R&D”) costs increased 10% and Selling, general and administrative (“SG&A”) costs increased by 25% compared to Q1 2011. The rate of increase in SG&A is significantly higher than we expect to see for the full year as Q1 2012 includes ABH’s SG&A ($31 million) which was not incurred in Q1 2011 and SG&A in Q1 2011 was lower than the level experienced across subsequent quarters in 2011.

On a US GAAP basis, operating income was up 11% to $295 million (Q1 2011: $267 million), a lower rate of growth than on a Non GAAP basis, due to up-front payments in respect of in-licensed and acquired products charged to R&D, and higher intangible asset amortization expense included in SG&A in Q1 2012.

•
Non GAAP diluted earnings per American Depository Share (“ADS”) were up 20% to $1.48 (Q1 2011: $1.23), due to higher Non GAAP operating income and a lower Non GAAP effective tax rate of 20% (Q1 2011: 22%).

US GAAP diluted earnings per ADS were up 12% to $1.24 (Q1 2011: $1.11) due to higher US GAAP operating income and a lower US GAAP effective tax rate of 17% (Q1 2011: 19%).

•
Cash generation, a Non GAAP measure, was up 49% to $310 million (Q1 2011: $208 million) as higher cash receipts from higher product sales more than offset increased operating expense payments. Cash generation in Q1 2011 was also negatively impacted by the timing and quantum of sales deduction payments.

Free cash flow, also a Non GAAP measure, was up 60% to $248 million (Q1 2011: $155 million), due to the higher cash generation together with lower capital expenditure, partially offset by higher cash tax payments in Q1 2012 compared to Q1 2011.

On a US GAAP basis, net cash provided by operating activities was up 27% to $257 million (Q1 2011: $202 million), a lower rate than the Non GAAP free cash flow measure, which does not include the up-front payments in respect of in-licensed and acquired products made in Q1 2012.

•	Net debt at March 31, 2012 was $214 million (December 31, 2011: $468 million), a reduction of $254 million, principally due to the strong free cash flow generated in Q1 2012.

2012 OUTLOOK

Having made a strong start to the year, we reiterate our confidence in good earnings growth for 2012, while investing in our business to support sustained future growth.

For the full year we now expect product sales growth in the mid teens range.  Combining this with lower royalties and other revenues, which are expected to be 15% to 25% lower year on year, we are forecasting revenue growth in the low teens range.

We anticipate the marginal dilution in gross margins seen this quarter will continue, reflecting the full year impact of our acquisition of ABH.

We will continue to advance our promising pipeline of early and late stage programs, and we will be investing in our recent pipeline acquisitions and in the treatment of binge eating disorder, following recent positive data. The rate of increase in operating costs seen in the first quarter will not continue through the full year, but as we invest in our pipeline, continue to expand our international commercial activities and absorb a full year of ABH’s operating costs, we now expect combined Non GAAP R&D and SG&A spending to increase by 12% to 14% compared to 2011.

We expect our tax rate for 2012 to be in the range of 20% to 22%.

FIRST QUARTER 2012 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

VPRIV manufacturing update

•
On February 22, 2012 Shire announced that the European Medicines Agency’s (“EMA”) Committee for Medicinal Products for Human Use had approved the production of VPRIV in its new biologics manufacturing facility in Lexington, Massachusetts and this decision was adopted by the European Commission on March 26, 2012. Shire now has two EMA approved facilities – Alewife in Cambridge, Massachusetts, as well as the new Lexington facility – in which to manufacture VPRIV drug substance.

Shire has received a Complete Response letter from the US Food and Drug Administration (“FDA”) regarding production of VPRIV drug substance at Lexington. Shire is working closely with the FDA to address their questions and resolve any outstanding issues to the satisfaction of the agency.

Notwithstanding the ongoing discussions with the FDA, Shire continues to supply VPRIV to US patients through its existing approved US manufacturing facility at Alewife and has the capacity to meet the anticipated demand for VPRIV from existing and new patients both in the US and globally, recognizing that US inventory levels will be below target levels until the Lexington facility is approved by the FDA.

VYVANSE – for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”)

•
On March 6, 2012 Shire announced that it is initiating two Phase 4 clinical trials to compare VYVANSE Capsules to CONCERTA® Extended-Release Tablets. These prospectively designed head-to-head clinical trials will provide important information for physicians, patients, caregivers, and payors to make informed choices, and have been designed to explore differences in efficacy between VYVANSE and CONCERTA in adolescents aged 13 to 17 with ADHD. Together the two trials will enroll approximately 1,000 patients, and results are expected in the second half of 2013.

FOSRENOL® – for the treatment of Hyperphosphatemia in end stage renal disease

•
On March 8, 2012 Shire announced that it has received approval through the European Decentralised Procedure for an oral powder formulation of FOSRENOL. The oral powder formulation was developed by Shire to give patients more choice in how they take their phosphate binder. Submissions for national marketing authorisations of FOSRENOL in oral powder form have been made to Sweden and the other 27 European markets, with the first national approvals anticipated in Q2 2012.

Pipeline

REPLAGAL – for the treatment of Fabry disease

•
On March 14, 2012 Shire announced that it had withdrawn its Biologics License Application (“BLA”) for REPLAGAL with the FDA. In 2009, and again in 2011, the FDA encouraged Shire to submit an application for the approval of REPLAGAL in the US. These discussions led Shire to file a BLA in November 2011 in anticipation of a quick review process and eventual approval. Recent interactions with the FDA in Q1 2012 led Shire to believe that the FDA would require additional controlled trials for approval. No concerns over the product’s safety profile were raised by the FDA. Shire has concluded that the likely additional studies would cause a significant delay, and an approval of REPLAGAL for US patients would only be possible in the distant future. Shire therefore decided to withdraw its BLA. Patients currently treated with REPLAGAL in the US under treatment access programs will be transitioned off REPLAGAL therapy by June 30, 2012.

SPD476, MMX® mesalamine – for the treatment of diverticular disease

•
On March 30, 2012 Shire announced top-line results of the PREVENT2 trial, a Phase 3 investigational study of once-daily SPD476, MMX mesalamine in patients with a history of diverticulitis. The study did not meet the primary endpoint in reducing the rate of recurrence of diverticulitis over a two year treatment period. Shire will continue to analyze these data and those of the second study, PREVENT1, which was similar in design to PREVENT2 and will report later in the year.  Although the results of the second trial are pending, the current intention is not to pursue a regulatory filing for this indication for MMX mesalamine.

Lisdexamfetamine dimesylate (“LDX”) (currently marketed as VYVANSE in the US for the treatment of ADHD) for the treatment of Binge Eating Disorder (“BED”)

•
Today, Shire announced Phase 2 results from an efficacy and safety clinical study of LDX for the treatment of BED. In this study, in which the pre-defined primary end point was met, treatment of adults with LDX resulted in a statistically significant reduction in binge eating behaviour and increased remission rates from binge eating compared to placebo. There is currently no approved pharmacologic treatment for patients struggling with BED, the most common eating disorder.

FIRST QUARTER AND RECENT BUSINESS DEVELOPMENT ACTIVITY

Since the beginning of the year we have added to our pipeline through the following transactions:

Acquisition of FerroKin Biosciences, Inc. (“FerroKin”)

•
On April 2, 2012 Shire completed the acquisition of FerroKin and with it SPD 602 (formally referred to as FBS0701), FerroKin’s iron chelator treatment in Phase 2 development. SPD 602 serves a chronic patient need for treatment of iron overload following numerous blood transfusions. Together with our collaboration with Sangamo Biosciences Inc. (“Sangamo”), the acquisition of FerroKin represents a strategic step in building Shire’s hematology business, which already includes XAGRID® and a growing development pipeline, including SPD 535. Cash consideration paid on closing amounted to $94.5 million. Further contingent cash consideration of up to $225 million may be payable by Shire in future periods, dependent upon the achievement of certain clinical development, regulatory and net sales milestones.

Acquisition of certain assets of Pervasis Therapeutics, Inc. (“Pervasis”)

•
On April 19, 2012 Shire acquired substantially all the assets and certain liabilities of Pervasis. This acquisition adds VASCUGEL® to Shire’s Regenerative Medicine business. VASCUGEL is currently in Phase 2 development for acute vascular repair, focused on improving hemodialysis access for patients with end-stage renal disease.

Acquisition of the US rights to prucalopride (marketed in certain countries in Europe as RESOLOR®) – for the symptomatic treatment of chronic constipation

•
On January 10, 2012 Shire announced that it had acquired the rights to develop and market prucalopride (marketed in certain countries in Europe as RESOLOR) in the US in an agreement with Janssen Pharmaceutica N.V., part of the Johnson & Johnson Group.

In addition to the above acquisitions, we have entered into the following collaboration and in-license arrangements in the first quarter of 2012:

•
On February 1, 2012 Shire announced it had entered a collaboration and license agreement with Sangamo to develop therapeutics for hemophilia and other monogenic diseases based on Sangamo’s zinc finger DNA-binding protein (“ZFP”) technology.

•
On February 3, 2012 Shire exercised its option to acquire a worldwide exclusive license from Heptares Therapeutics Ltd (“Heptares”) to certain novel adenosine A2a antagonist compounds. These compounds are currently in preclinical development and being considered as candidates for central nervous system (“CNS”) disorders.

•	On February 29, 2012 Shire entered into a collaboration agreement with arGEN-X B.V. to develop novel therapeutic antibody products for the treatment of rare diseases.

OTHER DEVELOPMENTS

$1,100 million 2.75% Convertible Bonds due 2014 (the “Bonds”)

On April 9, 2012 the deadline for bondholders to elect to exercise the option to redeem their Bonds in May 2012 passed. As no elections from bond holders were received by this date the Bonds will become repayable on their maturity in May 2014.

Legal Proceedings

Civil Investigative Demand for ADDERALL XR®, ADDERALL XR Authorized Generics and VYVANSE

•
On April 5, 2012 Shire received a Civil Investigative Demand (“CID”) from the United States Federal Trade Commission (“FTC”) requesting that Shire provide it with certain information regarding the supply and reported shortages of ADDERALL XR and its authorized generics and the marketing and sale of ADDERALL XR, its authorized generics and VYVANSE.  Shire believes the CID was triggered by reports of product shortages of ADDERALL XR and the authorized generic products in 2011. Shire is cooperating fully with the FTC. Separately, members of the US Congress are reviewing industry wide drug shortages which have been well publicized in the US media and Shire has responded to a specific inquiry relating to ADDERALL XR.

Investigation into DERMAGRAFT

•
Shire understands that the Department of Justice, including the US Attorney’s Office for the Middle District of Florida, Tampa Division and the US Attorney’s Office for Washington, DC, is conducting civil and criminal investigations into the sales and marketing practices of ABH relating to DERMAGRAFT.  Shire is cooperating in these investigations.

ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations

- Eric Rojas	erojas@shire.com	+1 781 482 0999

- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media

- Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280

- Gwen Fisher (Specialty Pharma)	gfisher@shire.com	+1 484 595 9836

- Jessica Cotrone (Human Genetic Therapies)	jcotrone@shire.com	+1 781 482 9538

- Lindsey Hart (Regenerative Medicine)	lhart@abh.com	+1 615 250 3311

Dial in details for the live conference call for investors 14:00 BST/9:00 EDT on April 26, 2012:

UK dial in:	0800 077 8492 or 0844 335 0351

US dial in:	1 866 8048688 or 1 718 3541175

International dial in:	+44 844 335 0351

Password/Conf ID:	338270

Live Webcast:	http://www.shire.com/shireplc/en/investors

OVERVIEW OF FIRST QUARTER 2012 FINANCIAL RESULTS

1.	Product sales

For the three months to March 31, 2012 product sales increased by 24% to $1,106.9 million (Q1 2011: $889.3 million) and represented 94% of total revenues (Q1 2011: 91%).

Product Highlights		Year on year growth			US Exit Market Share(1)
Product	Sales $M	Sales	CER	US Rx(1)

VYVANSE	260.0	+29%	+29%	+23%	17%
REPLAGAL	134.4	+28%	+31%	n/a(3)	n/a(3)
ELAPRASE	125.6	+21%	+24%	n/a(2)	n/a(2)
ADDERALL XR	111.4	+0%	+0%	+4%	7%
LIALDA/MEZAVANT®	90.0	+3%	+4%	+3%	21%
VPRIV	71.7	+22%	+23%	n/a(2)	n/a(2)
INTUNIV	68.5	+63%	+63%	+54%	4%
PENTASA®	65.8	+2%	+2%	-6%	14%
DERMAGRAFT	48.8	n/a	n/a	n/a(2)	n/a(2)
FOSRENOL	45.5	+10%	+12%	-23%	5%
FIRAZYR	19.7	+272%	+280%	n/a(2)	n/a(2)
OTHER	65.5	-4%	-2%	n/a	n/a
Total product sales	1,106.9	+24%	+26%

(1)	Data provided by IMS Health National Prescription Audit (“IMS NPA”). Exit market share represents the average monthly US market share in the month ended March 31, 2012.
(2)	IMS NPA Data not available.
(3)	Not sold in the US in Q1 2012.

VYVANSE – ADHD

VYVANSE product sales grew strongly in Q1 2012 as a result of higher prescription demand, due to an increase in VYVANSE’s market share and growth in the US ADHD market (+10%), and the effect of a price increase taken since Q1 2011. These positive factors were partially offset by higher sales deductions as a percentage of gross product sales in Q1 2012 compared to Q1 2011.

REPLAGAL – Fabry disease

REPLAGAL product sales growth was driven by the treatment of new patients, being both naïve patients and switches from FABRAZYME®. Reported REPLAGAL sales were impacted by unfavourable foreign exchange, due to the stronger US dollar in Q1 2012 compared to Q1 2011.

ELAPRASE – Hunter syndrome

Product sales for ELAPRASE increased as a result of increased patients on therapy across all regions in which ELAPRASE is sold and also benefited from the timing of certain large orders from markets which order less frequently. Reported ELAPRASE sales were also impacted by unfavourable foreign exchange.

ADDERALL XR – ADHD

ADDERALL XR product sales in Q1 2012 remained constant compared with Q1 2011, as higher US prescription demand was offset by an increase in sales deductions in Q1 2012.

For the full year we expect ADDERALL XR’s sales deductions as a percentage of branded gross sales to be between 60% and 65%.

LIALDA/MEZAVANT – Ulcerative colitis

The growth in product sales for LIALDA/MEZAVANT in Q1 2012 primarily resulted from higher US prescription demand following increases in US market share and a price increase taken since Q1 2011, offset by higher de-stocking in Q1 2012 compared to Q1 2011.

VPRIV – Gaucher disease

VPRIV product sales growth was driven by the treatment of new patients, being both naïve patients and switches from CEREZYME®. Reported VPRIV sales were also impacted by unfavourable foreign exchange.

INTUNIV – ADHD

INTUNIV product sales were up 63% compared to Q1 2011, primarily driven by significant growth in US prescription demand, due to an increase in INTUNIV’s market share and growth in the US ADHD market, together with the effect of price increases taken since Q1 2011. These positive factors were partially offset by higher sales deductions as a percentage of gross product sales in Q1 2012 compared to Q1 2011.

PENTASA – Ulcerative colitis

Product sales of PENTASA continued to grow as the impact of price increases taken since Q1 2011 offset lower US prescription demand.

DERMAGRAFT – Diabetic Foot Ulcers (“DFU”)

DERMAGRAFT continues to see good revenue growth in the US, up 10% compared to Q1 2011 (as reported by ABH(1)). The growth resulted from a combination of price increases taken since Q1 2011, market growth and an increase in DERMAGRAFT’s share of the market.

(1) Shire acquired DERMAGRAFT through its acquisition of ABH in Q2 2011.

FOSRENOL – Hyperphosphatemia

FOSRENOL product sales increased by 10% primarily due to modest stocking in Q1 2012 and the impact of price increases taken since Q1 2011 which partially offset lower US prescription demand. Product sales of FOSRENOL outside of the US remained constant compared with Q1 2011.

FIRAZYR – Hereditary Angioedema

FIRAZYR sales growth was driven primarily by the impact of the US launch in Q4 2011, where we continue to see both good growth in new patients starting treatment and promising levels of repeat usage by existing patients. The more established markets in Europe also continue to grow following the approval of self administration in Q1 2011.

2.	Royalties

			Year on year growth
Product		Royalties to Shire $M	Royalties	CER

ADDERALL XR	1.00	25.3	51%	51%
3TC® and ZEFFIX®	1.00	13.6	-62%	-62%
FOSRENOL	1.00	10.0	23%	22%
Other	1.00	7.4	-44%	-43%
Total	1.00	56.3	-24%	-23%

Royalty income decreased as lower royalties from 3TC, ZEFFIX and other products more than offset higher royalty income from ADDERALL XR and FOSRENOL.

Royalty income from 3TC and ZEFFIX continues to be adversely impacted by increased competition from other products. Also, since Q2 2011 Shire has not recognized royalty income for 3TC and ZEFFIX for certain territories due to a disagreement between GlaxoSmithKline (“GSK”) and Shire about how the relevant royalty rates should be applied given the expiry dates of certain patents. GSK and Shire are holding discussions in order to seek to resolve the disagreement.

3.	Financial details

Cost of product sales

	Q1 2012 $M	% of product sales	Q1 2011 $M	% of product sales
Cost of product sales (US GAAP)	158.4	14%	124.5	14%
Transfer of manufacturing from Owings Mills	-		(2.8)
Depreciation	(7.2)		(5.5)
Cost of product sales (Non GAAP)	151.2	14%	116.2	13%

Non GAAP cost of product sales as a percentage of product sales increased due to slight dilution from DERMAGRAFT following the acquisition of ABH in Q2 2011.

R&D

	Q1 2012 $M	% of product sales	Q1 2011 $M	% of product sales
R&D (US GAAP)	220.3	20%	177.9	20%
Payments in respect of in-licensed and acquired products	(23.0)		-
Depreciation	(6.4)		(4.7)
R&D (Non GAAP)	190.9	17%	173.2	19%

Non GAAP R&D increased by $17.7 million, or 10%, due to increased investment in a number of targeted R&D programs, including new uses for VYVANSE, HGT 2310 for the treatment of Hunter Syndrome with CNS symptoms, as well as our other development programs. Non GAAP R&D in Q1 2012 also included ABH’s R&D expenditure ($3.0 million) which was not incurred by Shire in Q1 2011.

US GAAP R&D increased by $42.4 million, or 24% over Q1 2011 as the up-front payments made to Sangamo and on acquisition of the US rights for prucalopride (marketed in certain countries in Europe as RESOLOR) were charged to US GAAP R&D in Q1 2012.

SG&A

	Q1 2012 $M	% of product sales	Q1 2011 $M	% of product sales
SG&A (US GAAP)	500.0	45%	402.9	45%
Intangible asset amortization	(45.6)		(36.1)
Depreciation	(13.6)		(14.6)
SG&A (Non GAAP)	440.8	40%	352.2	40%

Non GAAP SG&A increased by $88.6 million or 25% as we continue to support the growth of our existing products and stepped up expenditure on product launches and our international expansion. Non GAAP SG&A in Q1 2012 also included ABH’s SG&A expenditure ($31.4 million) which was not incurred by Shire in Q1 2011. On a US GAAP basis SG&A increased by $97.1 million, or 24%.

(Gain)/loss on sale of product rights

For the three months to March 31, 2012 Shire recorded a gain on sale of product rights of $7.2 million (2011: loss of $1.3 million) following re-measurement of the contingent consideration receivable from the divestment of DAYTRANA®.

Integration and acquisition costs

For the three months to March 31, 2012 Shire recorded integration and acquisition costs of $5.3 million, relating to the acquisition of FerroKin and the integration of ABH. In Q1 2011 integration and acquisition costs ($6.4 million credit) comprised the integration costs for Movetis N.V. (“Movetis”), which were more than offset by the release of the contingent consideration liability for EQUASYM®.

Interest expense

For the three months to March 31, 2012 Shire incurred interest expense of $10.2 million (Q1 2011: $9.2 million). Interest expense principally relates to the coupon and amortization of issue costs on Shire’s $1,100 million 2.75% convertible bonds due 2014.

Taxation

The effective rate of tax on Non GAAP income was 20% (Q1 2011: 22%), and on a US GAAP basis the effective rate of tax was 17% (Q1 2011: 19%). The effective rate of tax in Q1 2012 is lower than the same period in 2011 due primarily to favourable changes in profit mix.

FINANCIAL INFORMATION

Unaudited US GAAP financial position as of March 31, 2012
Consolidated Balance Sheets
	March 31,	December 31,
	2012	2011
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	879.4	620.0
Restricted cash	14.9	20.6
Accounts receivable, net	921.2	845.0
Inventories	368.7	340.1
Deferred tax asset	219.1	207.6
Prepaid expenses and other current assets	148.3	174.9

Total current assets	2,551.6	2,208.2

Non-current assets:
Investments	34.7	29.9
Property, plant and equipment ("PP&E"), net	921.8	932.1
Goodwill	598.8	592.6
Other intangible assets, net	2,489.0	2,493.0
Deferred tax asset	46.2	50.7
Other non-current assets	76.2	73.7

Total assets	6,718.3	6,380.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,396.2	1,370.5
Convertible bonds	-	1,100.0
Other current liabilities	51.4	63.8

Total current liabilities	1,447.6	2,534.3

Non-current liabilities:
Convertible bonds	1,100.0	-
Deferred tax liability	502.8	516.6
Other non-current liabilities	147.3	144.3

Total liabilities	3,197.7	3,195.2

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 562.5 million shares issued and outstanding (2011: 1,000 million shares authorized; and 562.5 million shares issued and outstanding)	55.7	55.7
Additional paid-in capital	2,910.2	2,853.3
Treasury stock: 6.2 million shares (2011: 11.8 million)	(159.8)	(287.2)
Accumulated other comprehensive income	99.8	60.3
Retained earnings	614.7	502.9

Total equity	3,520.6	3,185.0

Total liabilities and equity	6,718.3	6,380.2

Unaudited US GAAP results for the three months to March 31, 2012
Consolidated Statements of Income

3 months to March 31,	2012	2011
	$M	$M
Revenues:
Product sales	1,106.9	889.3
Royalties	56.3	73.6
Other revenues	8.6	9.3
Total revenues	1,171.8	972.2

Costs and expenses:
Cost of product sales(1)	158.4	124.5
Research and development	220.3	177.9
Selling, general and administrative(1)	500.0	402.9
(Gain)/loss on sale of product rights	(7.2)	1.3
Reorganization costs	-	5.5
Integration and acquisition costs	5.3	(6.4)
Total operating expenses	876.8	705.7

Operating income	295.0	266.5

Interest income	0.8	0.6
Interest expense	(10.2)	(9.2)
Other income, net	1.9	0.3
Total other expense, net	(7.5)	(8.3)

Income from continuing operations before income taxes and equity in earnings of equity method investees	287.5	258.2
Income taxes	(50.0)	(48.1)
Equity in earnings of equity method investees, net of taxes	0.9	1.2
Net income	238.4	211.3

Earnings per ordinary share – basic	43.1c	38.5c

Earnings per ADS – basic	129.3c	115.5c

Earnings per ordinary share – diluted	41.4c	37.0c

Earnings per ADS – diluted	124.2c	111.0c

Weighted average number of shares:
	Millions	Millions

Basic	553.5	549.5
Diluted	595.6	593.6

(1) Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $0.2 million for the three months to March 31, 2012 (2011: $0.4 million). SG&A costs include amortization of intangible assets relating to intellectual property rights acquired of $45.6 million for the three months to March 31, 2012 (2011: $36.1 million).

Unaudited US GAAP results for the three months to March 31, 2012
Consolidated Statements of Cash Flows

3 months to March 31,	2012	2011
	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	238.4	211.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73.0	63.5
Share based compensation	22.0	15.7
Other	(5.9)	(5.5)
Movement in deferred taxes	(20.8)	42.2
Equity in earnings of equity method investees	(0.9)	(1.2)

Changes in operating assets and liabilities:
Increase in accounts receivable	(65.2)	(74.8)
Increase in sales deduction accrual	54.5	31.2
Increase in inventory	(25.0)	(12.7)
Decrease in prepayments and other assets	17.2	5.0
Decrease in accounts and notes payable and other liabilities	(30.3)	(72.8)
Net cash provided by operating activities(A)	257.0	201.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	5.7	(4.1)
Purchases of non-current investments	(4.1)	(2.5)
Purchases of PP&E	(31.7)	(46.5)
Purchases of intangible assets	(22.0)	-
Proceeds received on sale of product rights	5.6	-
Proceeds from capital expenditure grants	8.4	-
Proceeds from disposal of non-current investments and PP&E	3.8	0.1
Returns from equity investments	0.1	1.1
Net cash used in investing activities(B)	(34.2)	(51.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment under building financing obligation	(0.3)	(0.2)
Proceeds from exercise of options	0.9	0.2
Excess tax benefit associated with exercise of stock options	34.8	9.0
Net cash provided by financing activities(C)	35.4	9.0

Effect of foreign exchange rate changes on cash and cash equivalents(D)	1.2	2.4

Net increase in cash and cash equivalents(A) +(B) +(C) +(D)	259.4	161.4
Cash and cash equivalents at beginning of period	620.0	550.6
Cash and cash equivalents at end of period	879.4	712.0

Unaudited US GAAP results for the three months to March 31, 2012
Selected Notes to the Financial Statements

(1) Earnings Per Share (“EPS”)

3 months to March 31,	2012	2011
	$M	$M

Net Income	238.4	211.3

Numerator for basic EPS	238.4	211.3
Interest on convertible bonds, net of tax	8.4	8.4

Numerator for diluted EPS	246.8	219.7

Weighted average number of shares:
	Millions	Millions

Basic(1)	553.5	549.5
Effect of dilutive shares:
Share based awards to employees(2)	8.6	10.9
Convertible bonds 2.75% due 2014(3)	33.5	33.2

Diluted	595.6	593.6

(1)	Excludes shares purchased by the Employee Benefit Trust and presented by Shire as treasury stock.
(2)	Calculated using the treasury stock method.
(3)	Calculated using the “if converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

3 months to March 31,	2012	2011
	No. of shares Millions(1)	No. of shares Millions(1)

Share based awards to employees	6.1	7.5

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

Unaudited US GAAP results for the three months to March 31, 2012
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to March 31,	2012	2011	2012	2012
			%	% of total
	$M	$M	change	Revenue
Net product sales:
Specialty Pharmaceuticals ("SP")
ADHD
VYVANSE	260.0	202.3	29%	22%
ADDERALL XR	111.4	111.2	0%	9%
INTUNIV	68.5	41.9	63%	6%
EQUASYM	7.2	4.6	57%	<1%
	447.1	360.0	24%	37%
Gastro Intestinal ("GI")
LIALDA/MEZAVANT	90.0	87.1	3%	8%
PENTASA	65.8	64.5	2%	6%
RESOLOR	2.4	0.9	167%	<1%
	158.2	152.5	4%	14%
General products
FOSRENOL	45.5	41.2	10%	4%
XAGRID	23.2	22.7	2%	2%
	68.7	63.9	8%	6%

Other product sales	32.7	39.7	-18%	3%
Total SP product sales	706.7	616.1	15%	60%

Human Genetic Therapies ("HGT")
REPLAGAL	134.4	105.4	28%	11%
ELAPRASE	125.6	103.5	21%	11%
VPRIV	71.7	59.0	22%	6%
FIRAZYR	19.7	5.3	272%	2%
Total HGT product sales	351.4	273.2	29%	30%

Regenerative Medicine ("RM")
DERMAGRAFT	48.8	-	n/a	4%
Total RM product sales	48.8	-	n/a	4%

Total product sales	1,106.9	889.3	24%	94%

Royalties:
ADDERALL XR	25.3	16.8	51%	2%
3TC and ZEFFIX	13.6	35.5	-62%	1%
FOSRENOL	10.0	8.1	23%	1%
Other	7.4	13.2	-44%	<1%
Total royalties	56.3	73.6	-24%	5%

Other revenues	8.6	9.3	-8%	1%

Total revenues	1,171.8	972.2	21%	100%

Unaudited results for the three months to March 31, 2012
Non GAAP reconciliation

3 months to March 31, 2012	US GAAP	Adjustments				Non GAAP
		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	1,171.8	-	-	-	-	1,171.8

Costs and expenses:
Cost of product sales	158.4	-	-	-	(7.2)	151.2
R&D	220.3	-	(23.0)	-	(6.4)	190.9
SG&A	500.0	(45.6)	-		(13.6)	440.8
Gain on sale of product rights	(7.2)	-	-	7.2	-	-
Integration and acquisition costs	5.3	-	(5.3)	-	-	-
Depreciation	-	-	-	-	27.2	27.2
Total operating expenses	876.8	(45.6)	(28.3)	7.2	-	810.1

Operating income	295.0	45.6	28.3	(7.2)	-	361.7

Interest income	0.8	-	-	-	-	0.8
Interest expense	(10.2)	-	-	-	-	(10.2)
Other income, net	1.9	-	-	-	-	1.9
Total other expense, net	(7.5)	-	-	-	-	(7.5)
Income before income taxes and equity in earnings of equity method investees	287.5	45.6	28.3	(7.2)	-	354.2
Income taxes	(50.0)	(13.2)	(6.6)	-		(69.8)
Equity in earnings of equity method investees, net of tax	0.9	-	-	-	-	0.9
Net income	238.4	32.4	21.7	(7.2)	-	285.3
Impact of convertible debt, net of tax	8.4	-	-	-	-	8.4
Numerator for diluted EPS	246.8	32.4	21.7	(7.2)	-	293.7
Weighted average number of shares (millions) – diluted	595.6	-	-	-	-	595.6
Diluted earnings per ADS	124.2c	16.3c	10.9c	(3.5c)	-	147.9c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($45.6 million), and tax effect of adjustments;
(b)
Acquisition and integration activities: Up-front payments made to Sangamo and for the acquisition of the US rights to prucalopride (marketed in certain countries in Europe as RESOLOR) ($23.0 million), costs associated with the acquisition of FerroKin and the integration of ABH ($5.3 million); and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to fair value ($7.2 million), and tax effect of adjustments; and
(d)	Depreciation reclassification: Depreciation of $27.2 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the three months to March 31, 2011
Non GAAP reconciliation

3 months to March 31, 2011	US GAAP	Adjustments				Non GAAP

		(a)	(b)	(c)	(d)
	$M	$M	$M	$M	$M	$M
Total revenues	972.2	-	-	-	-	972.2

Costs and expenses:
Cost of product sales	124.5	-	-	(2.8)	(5.5)	116.2
R&D	177.9	-	-	-	(4.7)	173.2
SG&A	402.9	(36.1)	-	-	(14.6)	352.2
Loss on sale of product rights	1.3	-	-	(1.3)	-	-
Reorganization costs	5.5	-	-	(5.5)	-	-
Integration and acquisition costs	(6.4)	-	6.4	-	-	-
Depreciation	-	-	-	-	24.8	24.8
Total operating expenses	705.7	(36.1)	6.4	(9.6)	-	666.4

Operating income	266.5	36.1	(6.4)	9.6	-	305.8

Interest income	0.6	-	-	-	-	0.6
Interest expense	(9.2)	-	-	-	-	(9.2)
Other income, net	0.3	2.4	-	-	-	2.7
Total other expense, net	(8.3)	2.4	-	-	-	(5.9)
Income before income taxes and equity in earnings of equity method investees	258.2	38.5	(6.4)	9.6	-	299.9
Income taxes	(48.1)	(11.9)	(3.8)	(1.9)	-	(65.7)
Equity in earnings of equity method investees, net of tax	1.2	-	-	-	-	1.2
Net income	211.3	26.6	(10.2)	7.7	-	235.4
Impact of convertible debt, net of tax	8.4	-	-	-	-	8.4
Numerator for diluted EPS	219.7	26.6	(10.2)	7.7	-	243.8
Weighted average number of shares (millions) – diluted	593.6	-	-	-	-	593.6
Diluted earnings per ADS	111.0c	13.4c	(5.1c)	3.9c	-	123.2c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($36.1 million), impairment of available for sale securities ($2.4 million), and tax effect of adjustments;

(b)
Acquisition and Integration activities: Costs associated with the acquisition of Movetis ($1.8 million), adjustment to contingent consideration payable for EQUASYM ($8.2 million); and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Accelerated depreciation ($2.2 million) and dual running costs ($0.6 million) on the transfer of manufacturing from Owings Mills to a third party, re-measurement of DAYTRANA contingent consideration to fair value ($1.3 million), reorganization costs ($5.5 million) on the transfer of manufacturing from Owings Mills to a third party and establishment of an international commercial hub in Switzerland; and tax effect of adjustments; and

(d)	Depreciation reclassification: Depreciation of $24.8 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP separately disclosed for the presentation of Non GAAP earnings.

Unaudited results for the three months to March 31, 2012
Non GAAP reconciliation

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	2012	2011
	$M	$M
Net cash provided by operating activities	257.0	201.9
Tax and interest payments, net	29.8	6.4
Up-front payments in respect of in-licensed and acquired products	23.0	-
Non GAAP cash generation	309.8	208.3

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	2012	2011
	$M	$M
Net cash provided by operating activities	257.0	201.9
Up-front payments in respect of in-licensed and acquired products	23.0	-
Capital expenditure	(31.7)	(46.5)
Non GAAP free cash flow	248.3	155.4

Non GAAP net debt comprises:

	March 31,	December 31,
	2012	2011
	$M	$M
Cash and cash equivalents	879.4	620.0
Restricted cash	14.9	20.6

Convertible bonds	(1,100.0)	(1,100.0)
Building finance obligation	(8.4)	(8.2)
Non GAAP net debt	(214.1)	(467.6)

NOTES TO EDITORS

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of Shire’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of Shire’s products; Shire’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on Shire’s products; Shire’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; Shire’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“Effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP research and development; Non GAAP selling, general and administrative; Non GAAP other income; Non GAAP cash generation; Non GAAP free cash flow and Non GAAP net debt. These Non GAAP measures exclude the effect of certain cash and non-cash items, that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings from both 2012 and 2011, and from our 2012 Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, re-organizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and re-organization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2011 and 2012 Non GAAP earnings.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 18 to 20.

Sales growth at CER, which is a Non GAAP measure, is computed by restating 2012 results using average 2011 foreign exchange rates for the relevant period.

Average exchange rates for Q1 2012 were $1.57:£1.00 and $1.31:€1.00 (2011: $1.60:£1.00 and $1.37:€1.00).

TRADEMARKS

All trademarks designated ® and ™ used in this press release are trademarks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trademarks of GSK, PENTASA® which is a registered trademark of FERRING B.V., FABRAZYME® and CEREZYME® which are trademarks of Genzyme Corporation, CONCERTA® which is a trademark of ALZA Corporation and DAYTRANA® which is a trade mark of Noven Pharmaceuticals Inc. Certain trademarks of Shire plc or companies within the Shire group are set out in Shire’s Annual Report on Form 10-K for the year ended December 31, 2011.